UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2005

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street, Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 676-6000

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

As described below, on February 24, 2005, the Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of Directors of Health Net, Inc. (the “Company”) met and took certain actions with respect to the compensation of the Company’s executive officers.

Base Salaries

On February 24, 2005, the Compensation Committee determined that any decisions regarding the annual base salaries for the Company’s executive officers (other than Jonathan Scheff) will be made at later date. As such, the annual base salaries for the Company’s executive officers (other than Mr. Scheff) will currently remain at their 2004 levels. With respect to Mr. Scheff, the Compensation Committee approved an $11,550 increase in his annual base salary. The annual base salaries for the Company’s executive officers as of February 24, 2005 are as set forth below.

NAME AND POSITION	BASE SALARY
Jay Gellert President and Chief Executive Officer	$900,000

Jeffrey Folick Executive Vice President, Regional Health Plans and Specialty Companies	$540,000

Stephen Lynch President, Regional Health Plans	$450,000	(1)

Karin D. Mayhew Senior Vice President of Organization Effectiveness	$375,000

Anthony S. Piszel Executive Vice President, Chief Financial Officer	$500,000

Marvin P. Rich Executive Vice President, Operations	$525,000

Jonathan Scheff, M.D. Senior Vice President and Chief Medical Officer	$341,550	(2)

B. Curtis Westen, Esq. Senior Vice President, General Counsel and Secretary	$500,000

NAME AND POSITION	BASE SALARY
Christopher P. Wing Executive Vice President, Regional Health Plans and Specialty Companies	$525,000

James E. Woys President of Health Net Federal Services	$475,000

(1)	As reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on February 9, 2005, Mr. Lynch’s salary was increased in January 2005 in conjunction with his appointment to President, Regional Health Plans for the Company.
(2)	Reflects the $11,550 increase in Mr. Scheff’s annual base salary for 2005 approved by the Compensation Committee on February 24, 2005.

Annual Incentive Compensation Earned in 2004

In March 2004, the Compensation Committee established the 2004 performance goals for the eligibility of the Company’s executive officers for bonus awards under the Company’s Executive Officer Incentive Plan as approved by stockholders in 2000 (the “Plan”). The Plan is filed as Annex A to the Company’s definitive proxy statement on March 31, 2000. For 2004, the Plan was to be funded based on the Company attaining its earnings per share and pre-tax income goals as approved by the Compensation Committee. Actual incentive awards were to be paid on performance against pre-established corporate, business unit and individual performance goals. Corporate goals for 2004 were based upon earnings per share and pre-tax income. Business unit goals varied, but were based on financial and operational performance and employee satisfaction improvement. In addition, the Compensation Committee’s goal setting process for 2004 took into consideration internal budgets, past performance, market expectations and competitors’ absolute and relative performances.

After review of the pre-established 2004 goals, on February 24, 2005, the Compensation Committee certified that the earnings per share and pre-tax income corporate goals for 2004 were not met, and, as such, no bonus awards were paid to any of the Company’s executive officers under the Plan. Notwithstanding the above, Mr. Piszel received an incentive award of $400,000, independent of the Company’s performance, which incentive bonus was guaranteed pursuant to the terms of his employment agreement with the Company. Mr. Piszel’s employment agreement is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2004.

Annual Incentive Compensation to Be Earned in 2005

On February 24, 2005, the Compensation Committee established the 2005 performance goals for the eligibility of the Company’s executive officers for bonus awards under the Plan. The Compensation Committee designated the executive officers eligible to participate in the Plan for 2005. The 2005 performance goals were set in a manner consistent with the 2004 goals, and include pre-established corporate, business unit and individual performance goals. Specifically, for 2005, the Plan is to be funded based on the Company attaining its earnings per share goals as approved by the Compensation Committee. Actual incentive awards for 2005 are to be paid on performance against pre-established corporate, business unit and individual performance goals. Corporate goals for 2005 are based upon earnings per-share, commercial membership and employee satisfaction improvement. Business unit goals vary, but are based on financial and operating performance and employee satisfaction improvement. The Compensation Committee established individual target bonuses so that a participant under the Plan would be entitled to receive from 50% to 125% of his or her base salary as a target bonus, with a payout ranging from 0% to 125% of target bonus depending upon the attainment of total performance goals. The Compensation Committee has the discretion to reduce but not increase the amount of a participant’s bonus under the Plan.

Other Compensation Information

The Company will provide additional information regarding the compensation paid to Named Executive Officers (as determined pursuant to Item 402(a)(3) of Regulation S-K) for the 2004 fiscal year in the Company’s proxy statement for the 2005 Annual Meeting of Stockholders, which is expected to be filed with the SEC in March 2005.

Section 9- Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Employment Letter Agreement between Health Net, Inc. and Jonathan Scheff dated as of June 20, 2003, a copy of which is filed herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 1, 2005	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General Counsel
and Secretary